NEWS RELEASE

Contact:  Kent Tyler                                       For Immediate Release
          Vice President Marketing                                  May 26, 2005
          (620) 663-5551

                  Collins Industries Reports Quarterly Dividend

Hutchinson, Kansas - Collins Industries, Inc. (Pink Sheets: "COLL.PK") announced today that it declared a quarterly cash dividend of $.04 per share for holders of record on June 8, 2005 and payable June 15, 2005. The ex-dividend date will be June 4, 2005. The Company has paid a quarterly cash dividend for the past 33 consecutive quarters, exclusive of special dividends paid in 1998, 2000 and
2001.

Collins Industries, Inc. is a leading manufacturer of ambulances (including medical attack vehicles, rescue vehicles and fire emergency vehicles), North
America's largest producer of Type "A" small school buses, the nation's second largest manufacturer of terminal trucks and a leader in the road construction and industrial sweeper markets. Since 1971, the Company has grown to approximately 900 employees in six plants comprising over one million combined square feet of manufacturing space. The Company sells its products throughout the United States and abroad.

For more information on Collins Industries, Inc., visit Collins Industries,
Inc.'s website at http://www.collinsind.com.

This press release contains forward-looking information. The Company's expectations regarding the timing of the resolution of its workers compensation investigation and filing of its Annual Report on Form 10-K and quarterly report on Form 10-Q are examples of such forward-looking information. These statements can be identified by terminology such as the word "expects." The forward-looking statements are made pursuant to the safe harbor provisions of the Private
Securities Litigation Reform Act of 1995. The Company believes the assumptions underlying these forward-looking statements are reasonable; however, any of the assumptions could be inaccurate, and therefore, actual results may differ materially from those projected in the forward-looking statements due to certain risks and uncertainties, including, but not limited to, the availability of key raw materials, components and chassis, changes in funds budgeted by Federal, state and local governments, changes in competition, various inventory risks due to changes in market conditions, changes in product demand, substantial dependence on third parties for product quality, interest rate fluctuations, adequate direct labor pools, development of new products, changes in tax and other governmental rules and regulations applicable to the Company, reliability and timely fulfillment of orders and other risks as indicated in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date released or to reflect the occurrence of unanticipated events.

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Collins Industries, Inc. • 15 Compound Drive • Hutchinson, Kansas 67502-4349
• www.collinsind.com